Bridgewater Place | Post Office Box 352

Grand Rapids, Michigan 49501-0352

Telephone 616 / 336-6000 | Fax 616 / 336-7000 | www.varnumlaw.com

August 20, 2024

Neogen Corporation

620 Lesher Place

Lansing, Michigan 48912

Re: Registration Statement on Form S-8 Relating to the

Neogen Corporation 2023 Omnibus Incentive Plan (the “Plan”)

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-8 (the “Registration Statement”) filed or to be filed by Neogen Corporation, a Michigan corporation (the “Company”), with the Securities and Exchange Commission on or about the date of this letter for the purpose of registering under the Securities Act of 1933, as amended, 20,000,000 shares of the Company’s common stock for issuance pursuant to the Plan, we have examined such documents and questions of law we consider necessary or appropriate for the purpose of giving this opinion.

On the basis of such evaluation, we advise you that, in our opinion, the 20,000,000 shares of common stock covered by the Registration Statement, upon delivery of such shares and payment for such shares in accordance with the terms stated in the Plan and the Registration Statement, will be duly and legally authorized, issued, and outstanding and fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission

Very truly yours,

/s/ Kimberly A. Baber

Kimberly A. Baber

August 20, 2024

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